Exhibit 99.1

JEFFERSONVILLE BANCORP

PO Box 398

Jeffersonville, NY 12748

845-482-4000

Press Release

For More Information, call: 845-482-4000

Contact: Wayne Zanetti, President – CEO	For Release

May 9, 2012

Company Press Release

Jeffersonville Bancorp Announces First Quarter Earnings, Declares Quarterly Dividend

JEFFERSONVILLE, N.Y., May 9, 2012 (PRIME NEWSWIRE) — Jeffersonville Bancorp, Inc. (NASDAQ - JFBC) announced today first quarter net income of $1,065,000 or $0.25 per share compared to $704,000 or $0.17 per share for the first quarter of 2011. The increase in quarterly net income was primarily due to a decrease in interest expense of $221,000 and a decrease in non-interest expenses of $193,000, partially offset by an increase in income tax expense of $130,000.

A cash dividend in the amount of thirteen cents ($0.13) per share on the common stock of the company was declared at the May 8, 2012 meeting of the Board of Directors. The dividend is payable on June 1, 2012 to stockholders of record at the close of business on May 21, 2012.

Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains twelve full service branches in Sullivan County, New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello, White Lake, Wurtsboro and Bloomingburg.